EXHIBIT 23.1

            CONSENT OF RICHARD L. EATON, CPA, INDEPENDENT ACCOUNTANT


Independent Auditors' Consent




The Board of Directors
Stoneville Insurance Company

I consent to the use of (i) my audit reports dated January 29, 1997 on the financial statements of Delta Agricultural and Industrial Trust as of December 31, 1996 and 1995; and (ii) my audit report dated March 6, 1997 on the audited financial statements of Stoneville Insurance Company for the year ending December 31, 1996 in the Prospectus comprising Part I of the S-4 Registration Statement of Stoneville Insurance Company.


I consent to the use of my name under the heading "Experts" and other such locations as it may appear in the Prospectus comprising Part I of the Registration Statement.



RICHARD L. EATON, CPA

/s/ Richard L. Eaton, CPA

Jackson, Mississippi

November 12, 1997